ARTICLES OF AMENDMENT TO THE
                AMENDED AND RESTATED ARTICLES OF INCORPORATION OF
                            THE FEMALE HEALTH COMPANY


          1.     The  name  of  the  Corporation  is  The Female Health Company.

          2. The amendment adopted relates to Article V of the Amended and Restated Articles of Incorporation, as amended. The first portion of Article V is amended to read as follows:

                                    ARTICLE V

          The aggregate number of shares which the Corporation shall have the authority to issue is 32,015,000 shares consisting of:

               (a) 27,000,000 shares designated as "Common Stock" with a par value of $.01 per share;

               (b) 5,000,000 shares designated as "Class A Preferred Stock" with a par value of $.01 per share; and

               (c) 15,000 shares designated as "Class B Preferred Stock" with a par value of $.50 per share and the relative rights, preferences and privileges of each class shall be as follows:

The  remainder  of  Article  V,  as  previously  amended,  remains  unchanged.

          The foregoing amendment to the Amended and Restated Articles of Incorporation of the Corporation, was approved and adopted by the shareholders of the Corporation on May 5, 2000 in accordance with Section 180.1003 of the Wisconsin Business Corporation Law.

          Dated  this  24th  day  of  May,  2000.

                                       THE  FEMALE  HEALTH  COMPANY

                                       BY /s/ O.B. Parrish
                                         ---------------------------------------
                                          O.B.  Parrish,  Chairman  and  Chief
                                          Executive  Officer

This  document  was  drafted  by  Benjamin  G.  Lombard,  Esq.

Please  return  this  document  to:

Benjamin  G.  Lombard,  Esq.
Reinhart,  Boerner,  Van  Deuren,
Norris  &  Rieselbach,  s.c.
1000  North  Water  Street,  Suite  2100
Milwaukee,  WI  53202



                                        2